BY HAND DELIVERY

October 19, 2015
[Revised November 12, 2015]

Tony Kingsley
152 Chestnut Street
West Newton , MA 02465

Re:    Separation Agreement

Dear Tony:

Biogen is implementing a corporate restructuring which includes a global reduction in force. As a result, your employment will be terminated. The purpose of this Separation Agreement (the "Agreement") is to confirm the terms of your separation from Biogen Inc. or one of its subsidiaries ("Biogen" or the "Company"). The specific severance pay and benefits being offered to you, and the terms on which they are being offered, are described below. This consideration is conditioned on you timely signing and not revoking this Agreement, and complying with all of its provisions.

1.
Transition Period and Separation. Your employment with the Company will end on February 29, 2016 (the "Separation Date"), provided that you comply with Company rules and policies (as determined by the Company) from the date you received this Agreement through your Separation Date ("Transition Employment Period").

Provided that you comply with Company rules and policies (as determined by the Company) during the Transition Employment Period, you will continue working as at present, will continue to receive your regular base pay and any 2015 annual bonus determined by the Company in accordance with the Company's annual bonus plan for executive vice presidents, subject to applicable payroll withholdings, and will continue to receive benefits for which you are eligible under the Company's benefit plans, including the accrual of vacation days. Upon your Separation Date, Biogen will pay you all unpaid wages due through that date, including all accrued but unused vacation. Unless otherwise provided for in this Agreement, benefits which have vested under any other employee benefit plan of the Company on or before the Separation Date will be managed in accordance with and subject to the terms and conditions of such plans. Your last day of required work (your "Last Work Day") is the date on which you will be required to turn in your Company property.

2.
Severance Pay and Benefits. In exchange for the mutual promises set forth in this Agreement, including the release of claims, and pursuant to the Severance Plan for U.S. Executive Vice Presidents effective January 1, 2014, Biogen agrees to provide you with the following severance pay and benefits (the "Severance Pay and Benefits"), provided you comply with the requirements set forth below:

(i)
Outplacement Services. If you sign this Agreement and return it within 45 days to HR Operations at Biogen, 225 Binney St., Cambridge, MA 02142, and do not revoke your acceptance pursuant to Section 7 below, the Company will provide you with up to 12 months of outplacement services from a recognized provider of such services selected by the Company.

(ii)
Supplemental Severance Pay and Benefits: At the conclusion of the Transition Employment Period and after the Separation Date, if you accept and do not revoke your acceptance of the Reaffirmation of Release of Claims attached to this Agreement as Exhibit B ("Reaffirmation Agreement"), you will receive from Biogen additional severance benefits described below ("Supplemental Severance Pay and Benefits"). Payment of the Supplemental Severance Pay and Benefits is expressly conditioned upon: (a) your signing and not revoking the Reaffirmation Agreement by the later of the 14-day period after your Separation Date or 45 days from your receipt of this Agreement; and (b) the termination of your employment. The Supplemental Severance Pay and Benefits include:

a)
The Company will provide you with a lump sum payment in the amount of $2,096,031, less lawful deductions, payable within fifteen (15) business days of the effective date of the Reaffirmation Agreement. This amount represents 21 months of pay at your base salary and target bonus.

b)
If you currently participate in the Company's group health benefits, the Company will subsidize your current level of participation in Biogen 's group medical, vision and dental insurance plans through November 30, 2017 ("COBRA Subsidy Period"), provided that you complete and timely submit your COBRA election form. In particular, during the COBRA Subsidy Period, you will be required timely to pay the employee portion of the premiums and the Company will pay the employer portion of the premiums at the same rate as paid on behalf of current employees, as long as you do not become eligible to participate in another medical, vision and/or dental insurance plan. After the COBRA Subsidy Period, you may continue your group health benefits through COBRA for the period permitted by law, by timely paying the full premiums at your sole expense. A notice regarding your COBRA rights and benefits will be mailed separately by ADP, Biogen 's COBRA administrator. Irrespective of whether you accept the offer of Outplacement Services and/or Supplemental Severance Pay and Benefits, the benefit period under COBRA will commence on the Separation Date. You agree to promptly notify the Company if you become eligible to participate in another medical, vision and/or dental insurance plan during the COBRA Subsidy Period.

3.
Employee Affirmations. Biogen will pay you all unpaid wages due through your Separation Date, including all accrued but unused vacation. You affirm and agree that, with the payments set forth in this Agreement, you will have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including without limitation, any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this letter agreement and general release were not discriminatory based on age, disability, race, color, sex religion, national origin or any other classification protected by law.

You represent that, based on your current knowledge and understanding, you have complied with all laws, regulations, rules and policies pertaining to Medicare, Medicaid, or any other federal health care program while employed at Biogen. You further affirm that either (i) you are unaware of any non-compliant conduct by Biogen or its employees; or (ii) you have provided Biogen with any and all information you have, whether based on direct or indirect information, of any wrongdoing, irregularities, improprieties or illegalities regarding the ordering or delivery of any item or performance of any service by Biogen that is reimbursable by Medicare, Medicaid, or any other federal health care program.

You acknowledge and agree that, but for executing this Agreement and the Reaffirmation Agreement, you would not be receiving the Severance Pay and Benefits described herein. If you apply for and accept a position at Biogen (in any capacity, including employee, supplemental staff, contractor, consultant, etc.) either before or within 21 months following your Separation Date, you agree to repay Biogen a prorated amount of the Severance Pay and Benefits you received.

4.
Long-Term Incentive (LTI) Awards. You acknowledge and agree that all LTI awards that are unvested as of the Separation Date will be forfeited and revert to Biogen on the Separation Date and you will have no further or future rights to any of those forfeited and reverted LTI Awards. If you are 55 years of age or older with 10 years of consecutive service with the Company, you will be entitled to accelerated vesting as of the Separation Date of certain of your LTI Awards in accordance with the terms and conditions of the Biogen Inc. Amended and Restated 2008 Omnibus Equity Plan, as amended to date.

5.
Release of Claims. In consideration for the promises and representations of Biogen as described in this Agreement, you hereby agree to forever release and discharge Biogen and any of its divisions, affiliates, subsidiaries, related entities, and its and their current and former directors, officers, employees, attorneys, agents, insurers, successors and assigns, in their individual and official capacities, as well as their health, welfare and benefits plans and programs or the administrators or trustees of the plans and programs (collectively "Releasees"), from any and all claims, demands, actions, liabilities, obligations, accounts, expenses, attorneys' fees and causes of action, of every kind and nature, in law, equity or otherwise, whether known or unknown, asserted or unasserted, which you ever had, now have, or which may hereafter accrue in connection with any event, act or occurrence arising prior to the date that you execute this Agreement, including but not limited to all matters that arise in any way out of your employment or separation from employment with Biogen.

This release is to be interpreted broadly and is intended to include, without limitation, any and all claims you may have against Releasees under federal, state or local statutes, ordinances, regulations or rules, including without limitation the following:

(a)
Any and all federal statutory or regulatory claims such as claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 260 1 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 ("BRISA"), 29 U.S.C. § 1001 et seq., the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, the Equal Pay Act, Sections 1981 thorough 1988 of Title 42 if the United States Code and the Genetic information Nondiscrimination Act.

(b)
Any and all state statutory or regulatory claims such as claims under the Massachusetts Fair Employment Practices Law, M.G.L. ch. 15lB; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150,150A-150C, 151, 152, 152A, et seq.; and the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the North Carolina Equal Employment Practices Act -N.C. Gen. Stat. §143-422.1 et seq.; the North Carolina Persons With Disabilities Protection Act -N.C. Gen. Stat. §168A- l et seq.; the North Carolina Retaliatory Employment Discrimination Law -N.C. Gen. Stat. §95-240 et seq.; the North Carolina Wage and Hour Act, as amended, including N.C. Gen. Stat. §95-25.2 et seq., and §95-25.14 et seq.

(c)
Any and all other claims under public policy, contract, tort or common law such as claims for breach of contract, detrimental reliance, breach of the covenant of good faith and fair dealing, wrongful discharge, employment discrimination, harassment, or retaliation, infliction of emotional distress, negligence, defamation , fraud, and non payment of wages or benefits.

(d)	Any and all claims for recovery of costs, fees, or other expenses including attorneys' fees incurred in any matter.

Notwithstanding the foregoing or the following, by signing this Agreement, you are not waiving any rights you may have to: (i) your own vested accrued employee benefits under the Company's health, welfare, or retirement benefit plans as of the Separation Date or any of your LTI awards that are vested as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; (v) challenge the validity of this Agreement; and/or (vi) indemnification pursuant to that certain Indemnification Agreement between you and the Company effective as of November 7, 2011 (the "Indemnification Agreement") or any indemnification rights you may have pursuant to the Company's bylaws or any applicable insurance policy.

Nothing in this release or elsewhere in this Agreement shall be deemed to prohibit you from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission ("EEOC") or equivalent state agency, or from participating in any investigation or proceeding conducted by the EEOC or equivalent state agency. Notwithstanding your right to file a charge or complaint with and/or participate in any investigation or proceeding by the EEOC or equivalent state agency, to the fullest extent permitted by law, you expressly waive your right to recover any individual monetary relief or other individual remedies from Biogen or any other Releasees, in any administrative action or proceeding, whether state or federal, and whether brought by you or on your behalf by an administrative agency, related in any way to the matters released herein. Likewise, nothing in this release or elsewhere in this Agreement (including without limitation any confidentiality or non-disparagement obligations below) shall be construed to prevent you from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.

6.
Consideration Period and Applicable Data. In signing this Agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that are hereby afforded an opportunity to take up to forty-five (45) days to consider its terms and consult with or seek advice from any person of your choosing, and that you are hereby advised by the Company to consult with an attorney prior to executing the Agreement. You further acknowledge that Biogen has provided you with, in the form of the OWBPA Attachment to this Agreement, certain information regarding individuals employed by the Company who were selected and not selected for the Global Reduction in Force Program (the "Program"). The decisional unit for the Program in the US consists of employees in the Pharma Operations and Technology, Research and Development, Commercial, and Corporate Functions organizations, with the following departments excluded from consideration: Compliance, Legal, and US Commercial Field Operations, US Market Access and Reimbursement, and US Marketing. Factors used in selecting eligible individuals included one or more of the following criteria: skills, leadership and functional competencies, prior performance ratings, discipline or corrective action, redundancy of job functions, and business need. You acknowledge that, if you choose to sign this Agreement before the end of the 45-day consideration period, you have had a fully adequate opportunity to review the Agreement. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original 45-day consideration period.

7.
Revocation Period. You further understand that for a period of seven (7) days following your execution of this Agreement, you may revoke the Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired, therefore making the effective date the eighth (8th) day after this Agreement is signed by you, provided that you do not revoke this Agreement during the seven (7) day revocation period (the "Effective Date"). Any revocation within the seven (7) day revocation period must be personally delivered or mailed by Federal Express or Express Mail to HR Operations at Biogen, 225 Binney Street, Cambridge, MA 02142, within seven (7) days of your execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts or the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

8.
No Pending Suits. You acknowledge and agree that you have no pending lawsuit or complaint against Biogen or any of the other Releasees in any court of law. You further waive the right to seek or receive any money damages based upon any claim that might be asserted arising out of your employment against Biogen or any of the other Releasees.

9.
Return of Property. You agree to return (and not destroy) all property and documents of Biogen in your custody and possession upon the earlier of your Separation Date or your Last Work Day. This includes, without limitation, all Biogen-related documents, both in paper and electronic form, all Biogen equipment and other property such as laptop or other portable computers, lab notebooks, proprietary and/or confidential company information, cell phones, parking passes, your office and building keys and/or security cards, and your identification badge.

10.
Confidentiality of Company Information. You agree to abide by all common law and statutory obligations relating to the protection and non-disclosure of Biogen' s trade secrets and confidential and proprietary documents and information. In addition, by accepting this Agreement, you hereby confirm that you have previously executed Biogen's Proprietary Information and Inventions and Dispute Resolution Agreement ("PU Agreement") in the form attached hereto as Exhibit A and that certain U.S. Noncompetition Agreement dated November 11, 2011 (the "Noncompete Agreement") attached hereto and incorporated herein by this reference, and you hereby reaffirm and/or agree to all obligations under the PU Agreement and the Noncompete Agreement that survive the termination of your employment.

11.
Confidentiality of This Agreement. Except as required by law or to enforce this Agreement, you agree not to disclose the existence or content of this Agreement to any person, firm or entity, except to your accountant(s), financial planner(s), attorney(s), and members of your immediate family, and to them only if they agree to keep this Agreement confidential. Notwithstanding anything in the foregoing sentence to the contrary, in connection with securing future employment you may disclose that your being employed through February 29, 2016 is required in order for you to receive certain financial and other benefits.

12.
Breach. In the event of your material breach of Paragraphs 9, 10, 11, 13, or 14 of this Agreement or of any provision of the PU Agreement or Noncompete Agreement: (a) all of Biogen's obligations under this Agreement shall cease; (b) you agree to repay Biogen (i) all compensation paid to you under this Agreement other than wages and accrued vacation earned through your Separation Date, and (ii) the value of all benefits you received under this Agreement; and (c) the general release set forth in paragraph 5 remains in full force and effect. This provision shall in no way affect Biogen's ability to recover other damages, or obtain any other form of relief, otherwise available as a result of your breach of the PII Agreement or the Noncompete Agreement.

13.
Cooperation. You agree that you will make yourself available to Biogen, upon reasonable notice, either by telephone or in person to assist Biogen in any matter relating to the services performed by you during your employment with Biogen. You also agree that you will cooperate fully with Biogen in the defense or prosecution of any claims or actions now in existence or which may be brought in the future or on behalf of Biogen or its agents. Your full cooperation in connection with such claims or actions shall include, but not be limited to, your being available to meet with Biogen's counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by Biogen at reasonable times designated by Biogen. Nothing in this section is intended or should be construed as requiring anything other than your cooperation in providing truthful and accurate information.

14.
Non-Disparagement. You agree not to make any statements that are, or could reasonably be interpreted to be, disparaging about, or adverse to the business interests of Biogen, its directors, officers, and employees, including but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of Biogen. Breach of this provision shall constitute a material breach of this Agreement and cause substantial, irreparable harm to Biogen, for which you acknowledge there would be no adequate remedy at law.

15.
Indemnification. You shall be entitled after the Separation Date to indemnification in accordance with and subject to the terms of the Indemnification Agreement for actions taken while employed by the Company. Likewise, nothing in this Agreement constitutes a waiver of any indemnification rights you may have pursuant to the Company’s bylaws or any applicable insurance policy.

16.
Miscellaneous. Except for the Indemnification Agreement and any agreement or document expressly incorporated herein, this Agreement supersedes any and all prior oral or written agreements and sets forth the entire agreement between Biogen and you with respect to your separation from Biogen, including without limitation, any severance plan or policy. Notwithstanding anything in the foregoing sentence to the contrary, your obligations under the PII, the Noncompete Agreement and the Indemnification Agreement shall continue in full force and effect. No variations or modifications may be effective unless reduced to writing and signed by both parties.

This Agreement shall be deemed to have been made in Massachusetts and shall take effect as an instrument under seal within Massachusetts. The validity, interpretation and performance of this Agreement, shall be governed by, and construed in accordance with, the internal laws of Massachusetts, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim arising under this Agreement shall be commenced in Massachusetts and both parties acknowledge that material witnesses and documents would be located within Massachusetts. Both you and Biogen waive the right to a trial by jury with respect to any such action or proceeding.
The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy of this Agreement shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

lt is Biogen's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you are encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither Biogen nor its agents or representatives have made any representations inconsistent with this Agreement.

17.
No Admissions. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement and the release shall be deemed or construed at any time for any purpose as an admission by Releasees of any liability or wrongdoing.

Nothing in this Agreement or the Reaffirmation Agreement shall be construed to prevent you from responding truthfully and completely to any lawfully issued court order or subpoena or any internal investigation by the Company or from communicating with a government agency.

If the foregoing correctly sets forth our agreement, please sign, date and return the original of this Agreement to HR Operations no later than 45 days after your receipt of this Agreement. Please keep the enclosed copy of the Agreement for your records.

Very truly yours,

/s/ Ken DiPietro
Ken DiPietro
EVP, Human Resources

The foregoing Separation Agreement is agreed to and accepted by me on November 13, 2015.

/s/ Tony Kingsley
Tony Kingsley